Exhibit 5.1

March 10, 2017

MeetMe, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938

Re:	MeetMe, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MeetMe, Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-190535) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) (and together with the Registration Statement on Form S-3 (Registration No. 333-216589) filed with the SEC on March 10, 2017 under Rule 462(b) of the Act, the “Registration Statement”), (ii) the base prospectus dated as of April 18, 2014 (the “Base Prospectus”) included in the Registration Statement and (iii) the prospectus supplement dated as of March 10, 2017 (the “Prospectus Supplement” and together with the Base Prospectus as supplemented by the prospectus supplement dated July 23, 2014 and from time to time by one or more prospectus supplements, the “Prospectus”) filed with the Commission on March 10, 2017 by the Company, pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the public offering of 9,200,000 common shares, par value $0.001 per share, of the Company (the “Shares”) pursuant to the terms of an Underwriting Agreement, dated as of March 10, 2017 by and among the Company and Canaccord Genuity Inc. and Roth Capital Partners, LLC, acting as Representatives of the several Underwriters named therein.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s Amended and Restated Bylaws, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and Prospectus and the issuance and sale of the shares thereunder, and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, representations of officers of the Company and public officials. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based upon the foregoing, we are of the opinion that, the Shares, when issued and sold by the Company and delivered against the receipt of payment of the purchase price thereof in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to us under the caption “Validity of Securities” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP